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                                                                    Exhibit 99.1



November 20, 2000



Mr. Pete Ellis
President
Food Technology Service, Inc.
502 Prairie Mine Road
Mulberry, Florida  33860
USA

Dear Mr. Ellis:

RE: Extension of Waiver of Right of Conversion of Interest Accruing January 1, 2001 to January 1, 2002

On March 6, 2000, Food Technology Service, Inc. ("FTSI") and MDS Nordion Inc. ("Nordion") entered into a Letter Agreement providing for simplification of security interests. The parties by Letter Agreement dated May 18, 2000 amended the Letter Agreement dated March 6, 2000 in order to confirm that the amount of indebtedness to Nordion as adjusted at February 4, 2000 was in the amount of $963,194 US (the "Debt") which included $22,114 US accrued interest that became payable on February 4, 2000. The parties further agreed that no further currency adjustments be effected to the Debt. The parties also agreed that the Debt, interest accruing thereon and any future advances including payment of guarantees or indemnities to third parties made by Nordion to FTSI's benefit remain, at Nordion's option, convertible at any time into common shares of FTSI based on the conversion rate of 70% of the closing price of FTSI's shares listed on NASDAQ on the last trade date prior to the exercise of the conversion right.

As provided in and confirmed by the Letter Agreements respectively dated April 17, 2000 and May 18, 2000 the right of conversion by Nordion of interest accruing on the Debt from February 5, 2000 to January 1, 2001, into shares of FTSI, was waived by Nordion. Nordion by execution of this Letter Agreement agrees to extend such waiver for an additional year and therefor Nordion's right of conversion of interest accruing on the Debt from January 1, 2001 to January 1, 2002, into shares of FTSI, is hereby waived.



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If you concur with the foregoing, please sign in the space provided.

                     Sincerely,

                     MDS NORDION INC.

                     Per:  /s/ David Nicholds
                           -----------------------------------------------------
                           David L. Nicholds,
                           Vice President, General Counsel & Corporate Secretary



                     We concur this 21 day of November, 2000.
                     Food Technology Service, Inc.
                     by:   /s/ E.W. Ellis
                     ----------------------------------------------------------
c. Bill Schifino
                                     38621